Exhibit 10.1

Healthways, Inc. (the “Company”)

Summary of Named Executive Officer Compensation

On October 2, 2006, upon recommendation of the Compensation Committee (the “Committee”), the Company’s Board of Directors approved fiscal 2007 base salaries for the Company’s executive officers. Also, upon recommendation of the Committee, the Board of Directors approved short-term incentive bonuses, the Company’s contribution to the Capital Accumulation Plan equal to 9.3% of each participant’s base salary, performance cash, and share-based payments, all to be awarded for performance in fiscal 2006, for the Company’s Chief Executive Officer and the individuals the Company currently expects to be its four most highly compensated executive officers for fiscal 2006 (the “Named Executive Officers”):

Named Executive Officer	FY ‘07 Salary	FY ’06 Bonus	FY ’06 Performance Cash Award (1)	FY ’06 Restricted Stock Units Granted (2)	FY ’06 Stock Options Granted (3)
Ben R. Leedle, Jr., Chief Executive Officer	$660,000	$316,800	$216,981	9,838	39,599
Donald B. Taylor, Executive Vice President Alliances	$380,625	$148,500	$71,497	3,514	14,142
James E. Pope, Executive Vice President and Chief Operating Officer	$385,143	$133,947	$65,859	3,169	12,757
Matthew Kelliher, Executive Vice President	$341,550	$130,680	$68,296	3,092	12,445
Robert E. Stone, Executive Vice President	$346,500	$130,680	$63,102	3,092	12,445

(1) Performance cash was awarded based on the Company’s average earnings per share growth over the last three fiscal years and will be paid in calendar 2006.

(2) Restricted stock unit awards were made pursuant to an individual restricted stock unit award agreement, substantially in the form of restricted stock unit award agreement filed with the Securities and Exchange Commission (the “Commission”) on August 26, 2005.

(3) Stock option grants were made pursuant to an individual non-qualified stock option agreement, substantially in the form of non-qualified stock option agreement filed with the Commission on August 26, 2005.